Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Peter E. Simonsen
Janet Belsky
978-922-2100

BEVERLY NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED

JUNE 30, 2004

(Beverly, MA) July 27, 2004 - Don Fournier, President and Chief Executive Officer of Beverly National Corporation and its subsidiary, Beverly National Bank, announced the earnings of Beverly National Corporation for the six months ended June 30, 2004.

Beverly National Corporation reported total assets of $370,056,007 at June 30, 2004 as compared with $344,282,934 for June 30, 2003. The Company reported net income of $1,024,082; basic earnings per share of $0.56 and diluted earnings per share of $0.53 for the six-month period ending June 30, 2004.

Net income for the six-month period ending June 30, 2004 was $1,024,082 compared to $1,149,158 for the same period of 2003. Basic earnings per share for the six months ending June 30, 2004 is $0.56 versus $0.64 for the same period of 2003. Diluted earnings per share for the six-month period ending June 30, 2004 was $0.53 as compared to $0.61 for the six months ending June 30, 2004.

Don Fournier, President and Chief Executive Officer, stated, “The company is diligently working to develop new products and services that will allow us to remain competitive in the marketplace. We anticipate rolling out a new product line which will expand our business marketing efforts and commercial deposit products. We also look forward to further growth from our new home equity line of credit product and our new success checking suite of products for our retail customers.”

*Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference in hereby made. Therefore, actual future results may different significantly from results discussed in the forward looking statements.

BEVERLY NATIONAL CORPORATION

Period Ending June 30, 2004

Financial Highlights

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$541,371	$545,375	$1,024,082	$1,149,158
Basic shares outstanding	1,841,248	1,808,724	1,838,600	1,805,671
Earnings per share-Basic	$0.30	$0.31	$0.56	$0.64
Diluted shares outstanding	1,921,247	1,898,988	1,920,863	1,895,210
Earnings per share-Diluted	$0.28	$0.29	$0.53	$0.61

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.

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